EXHIBIT 16

Jaspers + Hall, PC
9175 E. Kenyon Ave, Suite 100
Denver, CO 80237
Telephone: (303) 773-3391
Fax: (303) 773-3361


November 13, 2008


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Medina International Holdings, Inc. (the "Company") pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about November 13, 2008 (copy attached.) We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the third and fourth paragraphs under Item 401(a) of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.


Very Truly Yours,

/s/ Jaspers + Hall, PC
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    Jaspers + Hall, PC